Exhibit (a) (14)

                     THIS CONCERNS YOUR EXISTING INVESTMENT
                                       IN
               PUTNAM CALIFORNIA INVESTMENT GRADE MUNICIPAL TRUST
                               (AMEX TICKER: PCA)
            THE INVESTMENT YOU MADE IN PCA MAY CHANGE DRAMATICALLY!!

BY NOW, YOU SHOULD HAVE RECEIVED A PACKAGE OF INFORMATION CONCERNING OUR TENDER OFFER TO PURCHASE ALL OF THE SHARES OF PCA. YOU SHOULD CONSIDER OUR OFFER IMMEDIATELY.

THESE ARE THE KEY REASONS WE BELIEVE YOU SHOULD ACT ON OUR OFFER:

     1. PCA'S TRUSTEES PROPOSE TO "OPEN-END" AND MERGE YOUR SHARES OF PCA INTO PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND. THIS WILL RESULT IN YOUR ASSETS BEING PLACED IN A FUND WHICH PERFORMED WORSE THAN ITS APPLICABLE BENCHMARK INDEX FOR 6 OUT OF THE PAST 7 CALENDAR YEARS AND UNDERPERFORMED PCA FOR 5 OF THE LAST 7 YEARS! A PROPOSAL TO MERGE OUR SHARES INTO A WORSE-PERFORMING FUND IS NOT IN OUR BEST INTEREST.

     2. IF WE ARE SUCCESSFUL IN ACQUIRING A MAJORITY OF PCA'S COMMON SHARES, WE WILL PROPOSE CHANGES INCLUDING REPLACING THE CURRENT INVESTMENT ADVISER AND CHANGING PCA'S INVESTMENT OBJECTIVES, AS WELL AS OTHER CHANGES THAT WILL RESULT IN PCA BEING FAR DIFFERENT THAN THE INVESTMENT YOU BOUGHT.

     3. IF SHAREHOLDERS APPROVE THESE CHANGES, PCA WILL NO LONGER BE AN INCOME FUND. IT WILL LIQUIDATE ITS ENTIRE PORTFOLIO OF CALIFORNIA MUNICIPAL BONDS AND ANY INCOME WILL NO LONGER BE EXEMPT FROM FEDERAL AND CALIFORNIA INCOME TAX.

IF YOU DON'T WANT TO BE PART OF THIS NEW DIRECTION, OUR TENDER OFFER GIVES YOU AN OPPORTUNITY TO SELL YOUR SHARES AT A FAIR PRICE.

                     ACT NOW WHILE YOU HAVE THE OPPORTUNITY
                     THE OFFER EXPIRES ON FEBRUARY 16, 2007

If you have not received your materials or if you need further information, you may contact our Information Agent:

                               Morrow & Co., Inc.
                                 (800) 607-0088

The Mildred Horejsi Trust
February 8, 2007